UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2007

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51217	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -	Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2007, the Company announced that J. Miles Reidy will join the Company as its Chief Financial Officer beginning in October 2007. William C. Crowley, Executive Vice President, Chief Administrative Officer and a member of the Company’s Board of Directors, has been serving as Chief Financial Officer on an interim basis. Mr. Reidy will report to Mr. Crowley. After a transition period, Mr. Reidy will be expected to begin serving as the Company’s principal financial officer. It is currently anticipated that the transition will occur by the end of fiscal year 2007. Mr. Crowley will continue to serve as the Company’s principal financial officer through the transition period.

Mr. Reidy, age 45, has spent the past eight years at Capital One Financial Corporation, a financial holding company, most recently as Senior Vice President, Capital One Financial Cost Executive, since 2006. Previously he served as executive in charge of Banking Integration from 2005 through 2006. Prior to that Mr. Reidy served as Chief Planning and Financial Strategy Officer from 2003 until 2005, while also serving as the Chief Financial Officer of Capital One’s Bank and Credit Card division – a post he assumed in 2002.

Mr. Reidy’s annual base salary for 2007 will be $600,000, with an award under the Sears Holdings Corporation 2007 Annual Incentive Plan (AIP) linked to Company performance ranging from 0% to 150% of a $450,000 target. The AIP award is subject to pro-ration based on the portion of the 2007 annual incentive period actually worked. He will receive a sign-on bonus of $250,000, subject to the completion of the relocation of his residence to the Chicago area by July 15, 2008. He will be required to repay the sign-on bonus if he voluntarily terminates his employment or is terminated for misconduct or integrity issues within two years of his date of hire. He will receive a performance-based restricted stock award under the Company’s 2007 Executive Long-Term Incentive Program (LTIP) valued at $1,800,000, subject to pro-ration based on the portion of the LTIP performance period remaining after the grant date. The LTIP restricted stock award will vest, if at all, if in any of the four years that constitute the performance period (2007 through 2010), the target LTIP EBITDA is achieved, subject to a graduated vesting schedule. Mr. Reidy also will receive a restricted stock award under the Company’s 2006 Stock Plan valued at $750,000 on the first business day of the month following his date of hire, which will vest in full on the third anniversary of the grant date, subject to forfeiture if, among other reasons, he has not relocated his residence to the Chicago area by July 15, 2008. He will receive relocation benefits that include 60 days of temporary living expense reimbursements, plus $40,000. Mr. Reidy will enter into an Executive Severance Agreement, which provides, among other things, that if he is involuntarily terminated by the Company for any reason other than cause, death or disability (or he voluntarily terminates his employment for good reason), he will receive one year of salary continuation, equal to base salary at the time of termination, subject to mitigation and further subject to the completion of the relocation of his residence to the Chicago area by July 15, 2008. The Executive Severance Agreement also includes customary non-compete, non-solicitation and non-disclosure covenants.

A copy of the letter from the Company to Mr. Reidy relating to employment dated September 12, 2007 is attached hereto as Exhibit 99.1 and is incorporated herein by this reference. The foregoing description of the terms of the letter is qualified in its entirety by reference to the full text of the letter.

On September 10, 2007, the Company issued a press release announcing Mr. Reidy’s appointment. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by this reference.

Section 9 -	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 -	Letter from Registrant to J. Miles Reidy relating to employment dated September 12, 2007

Exhibit 99.2 -	Press release dated September 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:	/s/ William K. Phelan
William K. Phelan
Senior Vice President and Controller

Date: September 14, 2007

EXHIBIT INDEX

Exhibit 99.1 -	Letter from Registrant to J. Miles Reidy relating to employment dated September 12, 2007

Exhibit 99.2 -	Press release dated September 10, 2007.

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